SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 15, 2001
                                                  ..............

RAYMOND JAMES FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

             Florida                   1-9109                No. 59-1517485
................................     ............          ....................
 (State or other jurisdiction of     (Commission           (I.R.S. Employer
  incorporation or organization)      File Number)          Identification No.)

880 Carillon Parkway, St. Petersburg, Florida  33716
........................................................
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code (727) 573-3800
                                                    ..............

_____________________________________________________________

(Former name or former address, if changed since last report.

Item 5.  Other Events

Release No. 0600-05 FOR IMMEDIATE RELEASE

June 15, 2001

Raymond James announces

Corporex litigation settlement

     ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE - RJF) announced today that it has resolved the litigation with Corporex Companies that resulted in entry of a judgment of $40.7 million in June 2000.

     Corporex Companies have agreed to accept $27.5 million in full settlement of the judgment. The settlement also disposes of additional claims in this matter that had not yet been filed in court.

     "We are pleased that we have resolved these claims and can put the matter behind us," stated Thomas A. James, chairman and CEO, "and we will move promptly to dismiss the pending appeal."

     Since Raymond James had made provision for the full amount of the original judgment in its financial statements, the settlement will result in a one-time increase in net income of approximately $8.7 million, or $.18 per share, which will be reflected in the financial statements for this quarter.

     The litigation resulted from the activities of a Raymond James subsidiary that was formed to organize pools of commercial mortgages for securitization in 1993 and 1994. The Corporex Companies claimed that the subsidiary had failed to meet its obligations to provide financing as committed. Raymond James discontinued these business operations in 1995.

     Raymond James Financial provides financial services to individuals, corporations and municipalities through its three wholly-owned investment firms, Raymond James & Associates, - more -

Release No. 0600-05 RAYMOND JAMES FINANCIAL, INC.

     Raymond James Financial Services and Raymond James Ltd., which combined have more than 4,700 Financial Advisors in 1,900 locations throughout the United States, Canada and overseas. In addition, its asset management subsidiaries currently manage in excess of $16 billion. For additional information, please visit our Web site at www.RaymondJames.com.

For more information, please contact

Robb Bruce at 727-573-3800.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     June 15, 2001
        (Date)

RAYMOND JAMES FINANCIAL, INC.

 BY: /s/ Jeffrey P. Julien
        Jeffrey P. Julien
    Senior Vice President - Finance
      and Chief Financial Officer